--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 30, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director          X  10% Owner
   Entman         Frederick                     H Power Corp. ("HPOW")                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
260 Tillou Road                                                            May 2001
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                                              ---
South Orange     New Jersey         07079                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/1/01      S               7,000    D      $7.9867                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/1/01      S               2,500    D      $8.4228                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/1/01      S              20,000    D      $8.7925                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/2/01      S              38,000    D      $9.375                          I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/3/01      S               6,600    D      $9.0852                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/4/01      S              10,500    D       $9.066                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/8/01      S              14,000    D      $9.7575                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/9/01      S                 500    D       $10.05                         I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value          $2.50       5/29/01      M                       250,000      6/1/96     5/31/01
  per share
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Common Stock         250,000                      831,125            D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:  (1) The shares of Common Stock are held by a trust for Elise
                               Entman, the spouse of the Reporting Person. Mr. Entman
                               disclaims beneficial ownership of the shares of Common
                               Stock held by the trust for purposes of Section 16 of the
                               Securities Exchange Act of 1934 and for all other purposes.

                           (2) Gift from Elise Entman to the Restated Elise Entman 1992
                               Trust, Elise Entman and Frederick Entman, Trustees.
                               Mr. Entman disclaims beneficial ownership of the shares
                               of Common stock held by the trust for purposes of Section 16 of the Securities Exchange Act of 1934 and for other purposes.

                           (3) Gift from the Elise Entman 1992 Trust, Gerald Entman Trustee, to the Restated Elise Entman 1992 Trust, Elise Entman and
                               Frederick Entman, Trustees. Mr. Entman disclaims beneficial ownership of the shares of Common Stock held by the trust for purposes of Section 16 of the Securities Exchange Act of 1934
                               and for all other purposes.

                           (4) Gift from Reporting Person to the Frederick Entman Trust,
                               Frederick Entman Trustee.


                                                                                    /s/ Thomas Michael                   6/8/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                   Attorney-in-Fact

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)

--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 30, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director          X  10% Owner
   Entman         Frederick                     H Power Corp. ("HPOW")                         ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            -----------------  ------------------
260 Tillou Road                                                            May 2001
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original  /X/ Form filed by One Reporting Person
                                                                           (Month/Year)      / / Form filed by More than One
South Orange     New Jersey         07079                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/9/01      S              43,000    D     $10.32377                                In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/17/01     S             102,400    D     $12.1292                                 In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/24/01    G(2)   V        92,579    D                         0            I       By Spouse
  per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/24/01    G(3)   V     2,000,000    D                                      I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/24/01  G(2)(3)  V     2,092,579    A                  2,625,000           I       In trust
  per share                                                                                                               for
                                                                                                                          Spouse(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/24/01    G(4)   V        51,166    D                                      D
  per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/24/01    G(4)   V        51,166    A                    375,000           I       In trust
  per share                                                                                                               for Self
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/29/01      M            250,000    A                                      D
  per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         5/29/01      F             55,310    D     $13.80         251,815           D
  per share
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)